Exhibit 1(a)

PRICING AGREEMENT

September 22, 2004

Deutsche Bank AG London

Barclays Bank PLC

The Royal Bank of Scotland plc

c/o Deutsche Bank AG London

Winchester House

1 Great Winchester Street

London EC2N 2DB

England

Dear Sirs:

WAL-MART STORES, INC., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated February 18, 2003, (the “Underwriting Agreement”), between the Company, on the one hand, and you, as parties deemed to be a signatory to the Underwriting Agreement with respect to the issuance and sale of the Designated Securities contemplated hereby, on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Designated Securities”).

Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty that refers to the Prospectus in Section 2 or 3 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities that are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

A supplement to the Prospectus, relating to the Designated Securities, in the form heretofore delivered to you, is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agree, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us three counterparts hereof, and upon acceptance hereof by you, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company.

Very truly yours,

WAL-MART STORES, INC.

By:	/s/ Joseph J. Fitzsimmons
Name: Joseph J. Fitzsimmons
Title: Senior Vice President of Finance & Treasurer

2

Accepted as of the date hereof:

DEUTSCHE BANK AG LONDON

By:	/s/ Annerose Schulte
Name: Annerose Schulte
Title: Vice President and Counsel

By:	/s/ Stephanie Osatenko
Name: Stephanie Osatenko
Title: Vice President

BARCLAYS BANK PLC

By:	/s/ Benjamin Frarin La Michellaz
Name: Benjamin Frarin La Michellaz
Title: Manager

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Shenaaz Kazi
Name: Shenaaz Kazi
Title: Authorized Signatory

3

SCHEDULE I

Underwriter	Principal Amount of Notes to be Purchased
Deutsche Bank AG London	£400,000,000
Barclays Bank PLC	£300,000,000
The Royal Bank of Scotland plc	£300,000,000

TOTAL	£1,000,000,000

Schedule I

SCHEDULE II

TITLE OF DESIGNATED SECURITIES:

5.25% Notes Due 2035 (the “Notes”).

AGGREGATE PRINCIPAL AMOUNT:

£1,000,000,000.00.

PRICE TO PUBLIC:

97.961% of the principal amount of the Notes, plus accrued interest, if any, from September 29, 2004.

PURCHASE PRICE TO UNDERWRITERS, SELLING CONCESSIONS AND REALLOWANCE CONCESSIONS:

The purchase price to the Underwriters shall be 97.336% of the principal amount of the Notes, plus accrued interest, if any, from September 29, 2004.

SPECIFIED FUNDS FOR PAYMENT OF PURCHASE PRICE:

Immediately available funds by wire.

INDENTURE:

Indenture dated as of December 11, 2002, between the Company, as Issuer, and J.P. Morgan Trust Company, National Association, as successor in interest to Bank One Trust Company, NA, as Trustee.

MATURITY:

September 28, 2035.

INTEREST RATE:

5.25% from and including September 29, 2004. Accrued and unpaid interest shall be payable semi-annually in arrears and shall be calculated on the basis of a 360-day year of twelve 30-day months.

In addition, the Company shall pay Additional Amounts to holders of the Notes as, and to the extent set forth under the caption “Description of the Notes—Payment of Additional Amounts” in the Prospectus Supplement dated the date hereof relating to the Notes.

INTEREST PAYMENT DATES:

March 28 and September 28 of each year, commencing on March 28, 2005.

Schedule II – Page 1

INTEREST PAYMENT RECORD DATES:

March 15 and September 15 of each year.

REDEMPTION PROVISIONS:

The Company may, at its option, redeem the Notes in whole or in part as set forth under the caption “Description of the Notes—Optional Redemption” in the Prospectus Supplement (as defined below).

In addition, the Company may, at its option, redeem the Notes in whole, but not in part, as set forth under the caption “Description of the Notes—Redemption upon Tax Event” in the Prospectus Supplement (as defined below).

SINKING FUND PROVISIONS:

None.

OTHER PROVISIONS:

As set forth in the Prospectus Supplement dated September 22, 2004 (the “Prospectus Supplement”) to the Prospectus dated December 27, 2002 (the “Prospectus”).

TIME OF DELIVERY:

10:00 a.m. (London time) on September 29, 2004.

CLOSING LOCATION:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

NAMES AND ADDRESSES OF REPRESENTATIVES:

Deutsche Bank AG London Winchester House 1 Great Winchester Street London EC2N 2DB England	Barclays Bank PLC 5 The North Colonnade Canary Wharf London E14 4BB England	The Royal Bank of Scotland plc 135 Bishopsgate London EC2M 3UR England

ADDRESSES FOR NOTICES:

Deutsche Bank AG London Winchester House 1 Great Winchester Street London EC2N 2DB England Attn: Debt Capital Markets	Barclays Bank PLC 5 The North Colonnade Canary Wharf London E14 4BB England Attn: Transaction Management Group

Schedule II – Page 2

The Royal Bank of Scotland plc 135 Bishopsgate London EC2M 3UR England Attn: New Issues, Syndicate Desk Fax: +44 20 7085 1534

OTHER MATTERS:

(A)	Each of the Underwriters hereby represents to, and agrees with, the Company that: (1) it has not offered or sold and, prior to the expiry of the period of six months after the date of issue of the Notes, will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended; (2) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to the Company; and (3) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

(B)

The Company and each of the Underwriters hereby represents and agrees that, in connection with its initial distribution, it has not offered or sold, and will not offer or sell, directly or indirectly, Notes to the public in the Republic of France, and has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in the Republic of France, the Prospectus Supplement or any other offering material relating to the Notes, and that such offers, sales and distributions have been and shall only be made in the Republic of France to (1) qualified investors (investisseurs qualifiés) and/or (2) a restricted circle of investors (cercle restraint d’investisseurs), all as defined in and in accordance with articles L411-1 and L411-2 of the Code Monétaire et Financier and décret no. 98-880 dated October 1, 1998. Where an issue of Notes is effected as an exception to the rules relating to an appel public à l’épargne in the Republic of France (public offer rules) by way of an offer to a restricted circle of investors (as referred to in (2) above), such investors must, to the extent that the Notes are offered to 100 or more of such investors, provide certification as to their personal relationship of a professional or family nature with a member of the Company’s management. In the context of such exception, investors in the Republic of France may only participate in the issue of Notes for their own account in accordance with the

Schedule II – Page 3

conditions set out in décret no. 98-880 dated October 1, 1998. Notes may only be issued, directly or indirectly, to the public in the Republic of France in accordance with articles L411-1 and L411-2 of the Code Monétaire et Financier.

(C)	In connection with the initial placement of any Notes in Germany, each of the Underwriters hereby agrees that it will offer and sell Notes only in accordance with the provisions of the German Securities Selling Prospectus Act and the German Securities Exchange Act (1) only for an aggregate purchase price per purchaser of at least €40,000 (or the foreign currency equivalent) or such other amount as may be stipulated from time to time by applicable German law or (2) as may otherwise be permitted in accordance with applicable German law.

(D)	Each of the Underwriters hereby represents and agrees that no Notes may be offered, sold or delivered, nor may copies of the Prospectus Supplement or of any other document relating to the Notes be distributed in the Republic of Italy, except (1) to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of July 1, 1998, as amended; or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998 (the Financial Services Act) and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the Notes or distribution of copies of the Prospectus Supplement or any other document relating to the Notes in the Republic of Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act and Legislative Decree No. 385 of September 1, 1993 (the Banking Act); and (ii) in compliance with Article 129 of the Italian Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in the Republic of Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in the Republic of Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

(E)	Each of the Underwriters hereby represents and agrees that issues of Notes may not, directly or indirectly, be offered or sold in The Netherlands with a denomination of less than €50,000 (or its equivalent in any other currency) other than to persons who trade or invest in securities in the conduct of a profession or business (which includes banks, stock brokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises), except for Notes in respect of which one of the exceptions in Article 3, or one of the exemptions under Article 4, of the Securities Transactions Supervision Act 1995 (“Wet toezicht effectenverkeer 1995” “STSA”) is applicable.

(F)

Each of the Underwriters hereby represents, warrants and agrees that (1) except in circumstances which do not constitute an offer to the public within the meaning of the Irish Companies Act 1963 to 2003 (as amended from time to time) (the “Irish

Schedule II – Page 4

Acts”), it has not offered or sold and will not offer or sell any Notes in Ireland or elsewhere, by means of any document prior to application for listing of the Notes being made and the Irish Stock Exchange having approved the relevant listing particulars in accordance with the European Communities (Stock Exchange) Regulations 1984 (the “1984 Regulations”) and thereafter by means of any document other than (i) the relevant listing particulars and/or (ii) a form of application issued in connection with the Notes which indicates where the relevant listing particulars can be obtained or inspected or which is issued with the relevant listing particulars; (2) it has not made and will not make any offer of the Notes which would require a prospectus to be issued under the European Communities (Transferable Securities and Stock Exchange) Regulations 1992 of Ireland; and (3) it has complied with and will comply with all applicable provisions of the Irish Acts, the 1984 Regulations and the Irish Investment Intermediaries Act, 1995 (as amended) (including, without limitation, Sections 9, 23 (including any advertising restrictions made thereunder) and 50 and will conduct itself in accordance with any code of conduct drawn up pursuant to Section 37) with respect to anything done by it in relation to the Notes.

(G)	The Underwriters hereby severally confirm, and the Company hereby acknowledges, that the sole information furnished in writing to the Company by, or on behalf of, the Underwriters specifically for inclusion in the Prospectus Supplement is as follows:

(1) the names of the Underwriters on the front and back cover pages of the Prospectus Supplement;

(2) the fifth paragraph of text on page S-2 of the Prospectus Supplement concerning stabilization, overallotment and related activities by the Underwriters.

(3) the first sentence of the third paragraph of text under the caption “Underwriting” in the Prospectus Supplement concerning certain terms of the offering by the Underwriters; and

(4) the fifth paragraph of text under the caption “Underwriting” in the Prospectus Supplement concerning stabilization, overallotment and related activities by the Underwriters.

(H)	Simmons & Simmons, English legal advisers to the Company, shall deliver a written opinion with respect to matters of English law relating to the Notes in form and substance reasonably satisfactory to the Underwriters, which opinion shall be delivered to the Designated Underwriters at the Time of Delivery.

Schedule II – Page 5